Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Reports First Quarter 2018 Financial Results

IRVINE, Calif., May 2, 2018 - Endologix, Inc. (NASDAQ: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced financial results for the first quarter ended March 31, 2018.

“Our top-line performance during the first quarter reflects slightly better-than-expected growth in our OUS business driven by solid AFX growth in both the European and CAPLA markets. In the U.S. market, a decline in our AFX business was partially offset by continued growth in our Ovation business,” commented Vaseem Mahboob, Endologix’s Chief Financial Officer. “On the product development and clinical side, we successfully completed enrollment of the first patient in our EVAS2 IDE clinical study of the Nellix® EndoVascular Aneurysm Sealing (EVAS) System. Additionally, we announced positive results from our global ENCORE analysis with polymer endovascular aneurysm repair (EVAR) using our Ovation Abdominal Stent Graft Systems. These accomplishments reinforce Endologix’s value proposition and our commitment to delivering the best products to physicians and patients around the globe.”

Financial Results
Global revenue in the first quarter of 2018 was $42.3 million, a 0.8% decrease from $42.6 million in the first quarter of 2017. U.S. revenue in the first quarter of 2018 was $29.4 million, a 4.9% decrease from U.S. revenue of $30.9 million in the first quarter of 2017. International revenue was $12.9 million, a 10.1% increase from International revenue of $11.7 million in the first quarter of 2017. On a constant currency basis, first quarter 2018 International revenue increased 3.3% over the first quarter of 2017.

Gross profit was $28.3 million in the first quarter of 2018, which represents a gross margin of 67.0%. This compares to a gross profit of $28.6 million, or a gross margin of 67.2%, in the first quarter of 2017.

Total operating expenses decreased 6.6% to $41.4 million in the first quarter of 2018, compared to $44.3 million in the first quarter of 2017 due to effective cost management.

Net loss for the first quarter of 2018 was $19.8 million, or $(0.24) per share, compared to a net loss of $21.3 million, or $(0.26) per share, a year ago. Adjusted Net Loss (non-GAAP, defined below) totaled $12.9 million, compared to an Adjusted Net Loss of $15.3 million for the first quarter of 2017. Adjusted EBITDA (non-GAAP, defined below) totaled a loss of $7.8 million for the first quarter of 2018, compared to Adjusted EBITDA of a loss of $9.8 million for the first quarter of 2017.

Total cash, cash equivalents, and restricted cash were $50.1 million as of March 31, 2018.

Financial Guidance
Endologix reaffirms its previously issued annual guidance and continues to anticipate 2018 revenue in the range of $170 million to $180 million, representing a decrease of 1% to 6% compared to 2017. The Company continues to anticipate 2018 GAAP loss per share in the range of $(0.89) to $(0.95).

Conference Call Information
Endologix's management will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its first quarter 2018 results.

To participate in the conference call, dial 877-407-9716 (domestic) or 201-493-6779 (international).

This conference call will also be webcast and can be accessed from the “Investors” section of the Company’s website at www.endologix.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 7:30 p.m. ET (4:30 p.m. PT) on Wednesday, May 2, 2018, until 11:59 p.m. ET (8:59 p.m. PT) on Wednesday, May 9, 2018. To hear this recording, dial 844-512-2921 (domestic) or 412-317-6671 (international) and enter the passcode 13678418.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once an AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States. The Ovation Alto® System is only approved as an investigational device and is not currently approved in any market.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” "continue," "outlook," “guidance,” "future,” other words of similar meaning and the use of future dates. Forward-looking statements used in this press release relate to Endologix’s strategy and value proposition, its ability to continue to deliver quality products to physicians and patients, and its 2018 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include, continued market acceptance, endorsement and use of Endologix's products, the success of clinical trials relating to Endologix’s products, product research and development efforts, uncertainty in the process of obtaining regulatory approval for Endologix's products, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. The forward-looking statements contained in this press release speak only as of the date of this press release. Endologix undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)" and (2) “Adjusted EBITDA" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"GAAP" is generally accepted accounting principles in the United States.

Adjusted Net Income (Loss) Definition:
(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the Nellix® acquisition contingent consideration; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses, including licensing costs related to research and development activities; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; and (x) loss on extinguishment of debt.

In the three months ended March 31, 2018, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) restructuring and other transition costs; and (v) loss on extinguishment of debt.

In the three months ended March 31, 2017, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; and (iv) restructuring and other transition costs.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; (x) loss on extinguishment of debt; and (xi) other non-recurring expenses or income, as described by Endologix.

Adjusted EBITDA Definition:

(2) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” excluding income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

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Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenue
U.S.	$29,375	$30,889
International	12,909	11,723
Total Revenue	42,284	42,612
Cost of goods sold	13,958	13,970
Gross profit	$28,326	$28,642
Operating expenses:
Research and development	5,499	5,530
Clinical and regulatory affairs	3,571	3,835
Marketing and sales	21,725	25,900
General and administrative	10,369	8,873
Restructuring costs	233	166
Total operating expenses	41,397	44,304
Loss from operations	(13,071)	(15,662)
Other income (expense)	(5,441)	(4,298)
Change in fair value of contingent consideration related to acquisition	1,100	(1,200)
Loss on debt extinguishment	(2,270)	—
Total other income (expense)	(6,611)	(5,498)
Net loss before income tax expense	$(19,682)	$(21,160)
Income tax expense	(85)	(154)
Net loss	$(19,767)	$(21,314)
Other comprehensive income (loss) foreign currency translation	(127)	356
Comprehensive loss	$(19,894)	$(20,958)

Basic and diluted net loss per share	$(0.24)	$(0.26)
Shares used in computing basic and diluted net loss per share	83,706	82,928

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended
	March 31,
	2018	2017
Net Loss to Adjusted Net Loss:
Net loss	$(19,767)	$(21,314)
Fair value adjustment to Nellix contingent consideration liability	(1,100)	1,200
Interest expense	5,807	4,295
Foreign currency (gain) loss	(325)	4
Restructuring and other transition costs	233	547
Loss on extinguishment of debt	2,270	—
(1) Adjusted Net Loss	$(12,882)	$(15,268)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(12,882)	$(15,268)
Income tax expense	85	154
Depreciation and amortization	1,992	2,313
Stock-based compensation expense	3,021	2,954
(2) Adjusted EBITDA	$(7,784)	$(9,847)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$48,020	$57,991
Restricted cash	2,067	2,608
Accounts receivable, net allowance for doubtful accounts of $634 and $470, respectively.	29,241	32,294
Other receivables	437	418
Inventories	45,809	45,153
Prepaid expenses and other current assets	3,120	4,670
Total current assets	128,694	143,134
Property and equipment, net	18,598	19,212
Goodwill	120,977	120,927
Intangibles, net	79,380	80,403
Deposits and other assets	1,694	1,371
Total assets	$349,343	$365,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,005	$12,351
Accrued payroll	14,519	15,054
Accrued expenses and other current liabilities	15,571	16,002
Current portion of debt	17,474	17,202
Revolving line of credit	—	21
Total current liabilities	60,569	60,630
Deferred income taxes	201	201
Deferred rent	7,742	7,724
Other liabilities	3,150	3,877
Contingently issuable common stock	8,200	9,300
Debt	210,587	208,253
Total liabilities	290,449	289,985
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 135,000,000 shares authorized. 84,209,056 and 83,855,824 shares issued, respectively. 83,996,817 and 83,643,585 shares outstanding, respectively.	84	84
Treasury stock, at cost, 212,239 shares.	(2,942)	(2,942)
Additional paid-in capital	598,312	594,586
Accumulated deficit	(539,768)	(520,001)
Accumulated other comprehensive income	3,208	3,335
Total stockholders’ equity	58,894	75,062
Total liabilities and stockholders’ equity	$349,343	$365,047